EXHIBIT 5.1

[LETTERHEAD OF GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.]

March 9, 2004

HEI, Inc.
1495 Steiger Lake Lane
Victoria, Minnesota 55386
RE: Form S-3 Registration Statement

Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended, of (i) 1,479,080 issued and outstanding shares of common stock of HEI, Inc. (the “Company”) to be sold by various selling shareholders (the “Shares”) identified in the Registration Statement (as defined below) and (ii) 424,800 shares of common stock of the Company (the “Warrant Shares”) to be sold by some of the foregoing selling shareholders and ThinkEquity Partners, LLC upon exercise of issued and outstanding common stock purchase warrants (the “Warrants”).

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”). We have examined the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Company, such records of the proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that (i) the Shares are legally issued, fully paid and non-assessable securities of the Company and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable securities of the Company. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to be named under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement. We further consent to the filing of a copy of this opinion with the Registration Statement.

Very truly yours,

/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.